                              AMENDED AND RESTATED

                   DISTRIBUTION AND SERVICE PLAN AND AGREEMENT

                                      With

                    OppenheimerFunds Distributor, Inc.  And

                          Panorama Series Fund, Inc.

                              For Service Shares Of

                         Government Securities Portfolio

     This Amended and Restated  Distribution and Service Plan and Agreement (the
"Plan") is dated as of the 28th day of October,  2005,  by and between  Panorama
Series Fund, Inc. (the  "Company") for the account of its Government  Securities
Portfolio   (the   "Fund")   and   OppenheimerFunds   Distributor,   Inc.   (the
"Distributor").

     1. The Plan. This Plan is the Fund's written  distribution and service plan for its Service Shares described in the Fund's registration  statement as of the date this Plan takes effect, contemplated by and to comply with Rule 2830 of the
Conduct Rules of the National Association of Securities Dealers,  Inc., pursuant to which the Fund will compensate the Distributor for its services in connection with the  distribution  of Shares,  and the personal  service and maintenance of shareholder accounts ("Accounts") that hold Service Shares (the "Shares") of the
Fund.  The Fund may be deemed to be acting as distributor of securities of which it is the issuer,  pursuant to Rule 12b-1  under the  Investment  Company Act of
1940 (the "1940 Act"),  according to the terms of this Plan. The  Distributor is authorized under the Plan to pay "Insurance Company  Recipients," as hereinafter defined,  for  rendering  services and for the  maintenance  of Accounts and for distributing  Service Shares.  Such Insurance Company Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

     2.  Definitions.  As used in this Plan, the following  terms shall have the following meanings:

     (a)  "Insurance  Company  Recipient"  shall mean any  insurance  company or affiliate  thereof or other person or entity which: (i) has rendered  assistance
(whether direct,  administrative,  or both) in the distribution of Shares and/or has rendered services in connection with the personal service and maintenance of
Accounts;  (ii) shall furnish the  Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise  concerning  such service and/or the sale of Shares;  and (iii) has
been  selected  by  the   Distributor  to  receive   payments  under  the  Plan.
Notwithstanding the foregoing,  a majority of the Fund's Board of Directors (the
"Board") who are not  "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Directors") may remove any institution as a Insurance Company Recipient, whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

     (b) "Qualified Holdings" shall mean, as to any Insurance Company Recipient, all  Shares  owned  beneficially  or of record by:  (i) such  Insurance  Company
Recipient, (ii) such clients of such Insurance Company Recipient and/or accounts as to which such Insurance Company Recipient  provides  administrative  services
and/or  is  a  fiduciary   or   custodian  or   co-fiduciary   or   co-custodian
(collectively, the "Customers"), or (iii) separate accounts created or sponsored by such Insurance Company Recipient or its affiliate,  but in no event shall any such Shares be deemed owned by more than one  Insurance  Company  Recipient  for purposes of this Plan.  In the event that more than one entity  would  otherwise qualify as Insurance  Company  Recipients  as to the same Shares with respect to the payment of the  Asset-Based  Sales  Charge  and/or the Service Fee  (defined below),  the Insurance  Company  Recipient  which is the dealer of record on the
Fund's books shall be deemed the Insurance  Company  Recipient as to such Shares for purposes of this Plan.

3.    Payments.

     (a) Under the Plan, the Fund will make payments to the Distributor,  within forty-five  (45)  days of the  end of each  calendar  quarter  or at such  other interval  as deemed  appropriate,  in the  amount  of .0625%  (.25% on an annual basis) of the average  during the calendar  quarter of the  aggregate  net asset value of the Shares, computed as of the close of each business day (the "Service
Fee"),  provided,  however,  that the Distributor  may, in its sole  discretion, reduce that payment level from time to time. The  Distributor  will use such fee received  from  the Fund in its  entirety  for  payments  to  Insurance  Company
Recipients and for its other  expenditures and costs of the type approved by the
Board  incurred in  connection  with the  personal  service and  maintenance  of
Accounts including,  but not limited to, the services described in the following two  paragraphs.  The  Distributor  may make Plan  payments  to any  "affiliated person"  (as  defined  in the 1940 Act) of the  Distributor  if such  affiliated person qualifies as an Insurance Company Recipient.

     The  services to be  rendered  by the  Distributor  and  Insurance  Company
Recipients  in  connection  with the  personal  service and the  maintenance  of
Accounts  may  include,  but shall not be limited to, the  following:  answering routine inquiries from the Insurance Company  Recipient's  Customers  concerning the Fund,  providing  such Customers  with  information  on their  investment in
Shares,   assisting  in  the   establishment  and  maintenance  of  accounts  or
sub-accounts  in the Fund,  making  the  Fund's  investment  plans and  dividend payment  options  available,  and providing such other  information and Customer liaison  services and the maintenance of Accounts as the Distributor or the Fund may reasonably  request.  It may be presumed that an Insurance Company Recipient has  provided  services  qualifying  for  compensation  under the Plan if it has
Qualified  Holdings of Shares to entitle it to payments  under the Plan.  In the event that  either the  Distributor  or the Board  should have reason to believe that,  notwithstanding  the level of Qualified  Holdings,  an Insurance  Company
Recipient may not be rendering  appropriate services,  then the Distributor,  at the request of the Board,  shall  require the  Insurance  Company  Recipient  to provide a written  report or other  information  to verify  that said  Insurance
Company  Recipient is  providing  appropriate  services in this  regard.  If the
Distributor  still is not satisfied,  it may take appropriate steps to terminate the Insurance Company Recipient's status as such under the Plan,  whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

     The distribution  assistance  services to be rendered by the Distributor in connection  with the  Shares  may  include,  but shall not be  limited  to,  the following:  (i) paying  sales  commissions  to any  insurance  company,  broker, dealer, bank or other person or entity that directly or indirectly sells Shares;
(ii) paying  compensation  to and expenses of personnel of the  Distributor  who support distribution of Shares by Insurance Company Recipients;  (iii) obtaining financing  or  providing  such  financing  from  its own  resources,  or from an affiliate,  for the  interest  and other  borrowing  costs of the  Distributor's
unreimbursed  expenses  incurred  in  rendering   distribution   assistance  and
administrative  support  services  to the Fund;  and (iv)  paying  other  direct distribution costs,  including without limitation the costs of sales literature, advertising and prospectuses (other than those prospectuses furnished to current direct and indirect holders of the Fund's shares ("Shareholders").

     Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest expense,  carrying charges or other financial costs, or  allocation  of overhead by the  Distributor,  or for any other purpose other than for the payments  described  in this  Section 3. The amount  payable to the
Distributor  each  quarter  will be  reduced to the  extent  that  reimbursement payments  otherwise  permissible  under the Plan have not been authorized by the
Board for that quarter.  Any unreimbursed  expenses  incurred for any quarter by the Distributor may not be recovered in later periods.

     (b) The Distributor  shall make payments to any Insurance Company Recipient quarterly or at such other interval as deemed  appropriate  by the  Distributor, within  forty-five  (45) days of the end of each calendar  quarter or such other period, at a rate not to exceed .0625% (0.25% on an annual basis) of the average during  each  calendar  quarter of the  aggregate  net asset value of the Shares computed as of the close of each  business  day,  of  Qualified  Holdings  owned beneficially  or of  record  by  the  Insurance  Company  Recipient  or  by  its
Customers,  provided, however, that the Distributor may, in its sole discretion, reduce that payment level from time to time.  However, no such payments shall be made to any  Insurance  Company  Recipient  for any such  period  in  which  its
Qualified  Holdings  do not  equal or  exceed,  at the end of such  period,  the minimum amount ("Minimum  Qualified  Holdings"),  if any, to be set from time to time by a majority of the Independent  Directors.  A majority of the Independent
Directors  may at any  time  or  from  time to time  increase  or  decrease  and thereafter  adjust  the  rate of fees  to be paid to the  Distributor  or to any
Insurance Company Recipient,  but not to exceed the rate set forth above, and/or increase  or  decrease  the  number of  shares  constituting  Minimum  Qualified
Holdings.  The Distributor shall notify all Insurance Company  Recipients of the
Minimum  Qualified  Holdings and the rate of payments  hereunder  applicable  to
Insurance Company Recipients, and shall provide each Insurance Company Recipient with  written  notice  within  thirty  (30)  days  after  any  change  in  these provisions.  Inclusion of such  provisions  or a change in such  provisions in a revised current prospectus shall constitute sufficient notice.

     (c) Under the Plan,  payments may be made to Insurance Company  Recipients:
(i) by OppenheimerFunds,  Inc. ("OFI") from its own resources (which may include profits derived from the advisory fee it receives from the Fund or from Panorama
Series Fund,  Inc.),  or (ii) by the Distributor (a subsidiary of OFI), from its own resources.

     4. Selection and Nomination of Directors. While this Plan is in effect, the selection or replacement  of  Independent  Directors and the nomination of those persons to be Directors of the Fund who are not "interested persons" of the Fund or the Fund shall be committed to the discretion of the  Independent  Directors.
Nothing herein shall prevent the Independent Directors from soliciting the views or the  involvement  of  others in such  selection  or  nomination  if the final decision on any such  selection and  nomination is approved by a majority of the incumbent Independent Directors.

     5. Reports.  While this Plan is in effect,  the Treasurer of the Fund shall provide  written  reports  to the Fund's  Board for its  review,  detailing  the aggregate amount of payments made under this Plan and the purposes for which the payments  were made.  The reports shall be provided  quarterly,  and shall state whether all provisions of Section 3 of this Plan have been complied with.

     6.  Related  Agreements.  Any  agreement  related  to this Plan shall be in writing and shall  provide  that:  (i) such  agreement  may be terminated at any time,  without payment of any penalty,  by vote of a majority of the Independent
Directors  or by a vote of the holders of a  "majority"  (as defined in the 1940
Act) of the Fund's outstanding voting securities of the Shares, on not more than sixty  days  written  notice  to any  other  party to the  agreement;  (ii) such agreement shall  automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act);  (iii) it shall go into effect when approved by a vote of the Board and its  Independent  Directors  cast in person at a meeting called for the  purpose  of  voting  on such  agreement;  and  (iv)  it  shall,  unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically  approved at least annually by the Board and its Independent  Directors cast in person at a meeting called for the purpose of voting on such continuance.

     7. Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
been approved by a vote of the Independent Directors cast in person at a meeting called on October 28,  2005 for the purpose of voting on this Plan and  replaces the prior Amended and Restated  Distribution  and Service Plan and Agreement for
the Fund's Service Shares.  Unless terminated as hereinafter  provided, it shall continue  in effect  until  renewed by the Board in  accordance  with Rule 12b-1 under  the  1940  Act and  from  year to year  thereafter  or as the  Board  may otherwise determine,  only so long as such continuance is specifically  approved at least annually by the Board and its  Independent  Directors by a vote cast in person at a meeting called for the purpose of voting on such  continuance.  This
Plan may be  terminated  at any time by vote of a  majority  of the  Independent
Directors or by the vote of the holders of a "majority"  (as defined in the 1940
Act) of the  Fund's  outstanding  voting  Service  shares.  This Plan may not be amended  to  increase  materially  the  amount of  payments  to be made  without approval of the Service  Shareholders,  in the manner  described  above, and all material  amendments  must  be  approved  by a  vote  of  the  Board  and of the
Independent Directors.

                                     Panorama Series Fund, Inc. on behalf of
                                     Government Securities Portfolio

                                     By:  /s/ Kathleen T. Ives
                                          _________________________
                                          Kathleen T. Ives, Assistant Secretary

                                     OppenheimerFunds Distributor, Inc.

                                     By:  /s/ James H. Ruff
                                          __________________________
                                          James H. Ruff, President